EXHIBIT 99.3

PennantPark Senior Secured Loan Fund I LLC

Consolidated Financial Statements and

Independent Auditor’s Report

September 30, 2020

Independent Auditor’s Report

To the Board of Directors

PennantPark Senior Secured Loan Fund I LLC

Report on the Financial Statements

We have audited the accompanying financial statements of PennantPark Senior Secured Loan Fund I LLC (the Company), which comprise the consolidated statements of assets, liabilities, and members’ equity, including the consolidated schedules of investments, as of September 30, 2020 and 2019, and the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PennantPark Senior Secured Loan Fund I LLC as of September 30, 2020 and 2019, and the results of its operations, and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

New York, NY

November 18, 2020

PennantPark Senior Secured Loan Fund I LLC
Consolidated Statements of Assets, Liabilities and Members’ Equity

	September 30, 2020	September 30, 2019
Assets
Investments at fair value
Investments (cost—$408,251,402 and $494,413,190, respectively)	$392,986,090	$488,549,847
Cash and cash equivalents (cost—$11,115,373 and $15,322,531, respectively)	11,121,479	15,294,881
Interest receivable	2,235,595	1,855,545
Prepaid expenses and other assets	62,812	996,333
Total assets	406,405,976	506,696,606
Liabilities
Credit Facility payable	216,969,469	308,724,305
Notes payable to members	143,290,000	139,650,000
Interest payable on Credit Facility	490,858	1,152,544
Interest payable on notes to members	32,719	39,197
Accrued other expenses	10,845	22,754
Total liabilities	360,793,891	449,588,800
Members’ equity
Paid-in capital	61,410,000	59,850,000
Undistributed net investment income	638,076	1,121,794
Net realized loss on investments	(1,665,908)	(672,934)
Net unrealized depreciation on investments	(15,259,116)	(5,890,994)
Net unrealized depreciation on Credit Facility foreign currency translations	489,033	2,699,940
Total members’ equity	45,612,085	57,107,806
Total liabilities and members’ equity	$406,405,976	$506,696,606

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Statements of Operations

	Year Ended	Year Ended
	September 30, 2020	September 30, 2019
Investment income:
Interest	$33,260,154	$39,288,981
Other income	138,795	785,111
Total investment income	33,398,949	40,074,092
Expenses:
Interest expense on Credit Facility	11,865,971	16,487,783
Interest expense on notes to members	13,531,037	14,247,817
Administrative services expenses	1,200,000	1,150,000
Other general and administrative expenses	485,660	454,600
Total expenses	27,082,668	32,340,200
Net investment income	6,316,281	7,733,892
Realized and unrealized loss on investments and Credit Facility foreign currency translation:
Net realized loss on investments	(992,974)	(885,069)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(9,368,121)	(5,976,299)
Credit Facility foreign currency translation	(2,210,907)	1,887,878
Net change in unrealized depreciation on investments and Credit Facility foreign currency translation	(11,579,028)	(4,088,421)
Net realized and change in unrealized loss from investments and Credit Facility foreign currency translation	(12,572,002)	(4,973,490)
Net (decrease) increase in members’ equity resulting from operations	$(6,255,721)	$2,760,402

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Statements of Changes in Members’ Equity

	Year Ended September 30, 2020	Year Ended September 30, 2019
Net change in members’ equity from operations:
Net investment income	$6,316,281	$7,733,892
Net realized loss on investments	(992,974)	(885,069)
Net change in unrealized depreciation on investments	(9,368,121)	(5,976,299)
Net change in unrealized (depreciation) appreciation on Credit Facility foreign currency translation	(2,210,907)	1,887,878
Net (decrease) increase in members’ equity from operations	(6,255,721)	2,760,402
Capital contributions	1,560,000	10,350,000
Distributions	(6,800,000)	(7,200,000)
Net (decrease) increase in members’ equity	(11,495,721)	5,910,402
Members’ equity
Beginning of year	57,107,806	51,197,404
End of year	$45,612,085	$57,107,806

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Statements of Cash Flows

	Year Ended September 30, 2020	Year Ended September 30, 2019
Cash flows from operating activities:
Net (decrease) increase in members’ equity resulting from operations	$(6,255,721)	$2,760,402
Adjustments to reconcile net (decrease) increase in members’ equity resulting from operations to net cash provided by (used in) operating activities:
Net change in unrealized depreciation on investments and cash equivalents	9,368,121	5,976,299
Net change in unrealized (appreciation) depreciation on Credit Facility foreign currency translations	2,210,907	(1,887,878)
Net realized loss on investments	992,974	885,069
Net accretion of discount and amortization of premium	(703,578)	(812,111)
Purchases of investments	(87,059,309)	(228,607,947)
Payment-in-kind interest	(761,512)	(438,106)
Proceeds from disposition of investments	172,587,943	159,930,292
Increase in interest receivable	(380,050)	(185,492)
Decrease in prepaid expenses and other assets	933,521	1,788,144
(Decrease) Increase in interest payable on Credit Facility	(661,686)	87,238
Decrease in interest payable on notes to members	(6,478)	(60,769)
Decrease in accrued expenses	(11,909)	(224,843)
Net cash provided by (used in) operating activities	90,253,223	(60,789,702)
Cash flows from financing activities:(1)
Members’ capital contributions	1,560,000	10,350,000
Distributions to members	(6,800,000)	(7,200,000)
Notes issued to members	3,640,000	24,150,000
Borrowings under Credit Facility	70,000,000	117,526,283
Repayments under Credit Facility	(163,965,743)	(82,200,000)
Net cash (used in) provided by financing activities	(95,565,743)	62,626,283
Net (decrease) increase in cash and cash equivalents	(5,312,520)	1,836,581
Effect of exchange rate changes on cash	1,139,118	(62,460)
Cash and cash equivalents, beginning of year	15,294,881	13,520,760
Cash and cash equivalents, end of year	$11,121,479	$15,294,881

(1)	Cash paid for interest on financing activities for the years ending September 30, 2020 and 2019 was $26,065,172 and $29,001,132, respectively.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2020
	Maturity	Current Coupon (1)		Par	Cost	Fair Value	Fair Value as a Percentage of Members’ Equity (2)
First Lien Secured Debt - 838.2%
Aerospace and Defense
Cadence Aerospace, LLC	11/14/23	9.50%		11,802,082	$11,730,187	$11,322,915	24.8%
Centauri Group Holdings, LLC	02/12/24	6.25%		5,330,847	5,330,847	5,304,193	11.6
IMIA Holdings, Inc.	10/26/25	5.50%		12,143,568	12,097,717	12,022,132	26.4
Whitney, Bradley & Brown, Inc.	10/18/22	8.50%		254,095	250,910	251,554	0.6
Banking, Finance, Insurance and Real Estate
Findex Group Limited (3,4)	05/31/24	5.46%	AUD	10,000,000	7,411,600	6,809,125	14.9
Beverage, Food and Tobacco
Cardenas Markets LLC	11/29/23	6.75%		4,779,776	4,759,527	4,779,776	10.5
Country Fresh Holdings, LLC - First Out	05/01/23	6.00%		182,403	179,976	182,403	0.4
Country Fresh Holdings, LLC - Funded Revolver	05/01/23	6.00%		450,110	450,111	450,110	1.0
Good2Grow LLC	11/18/24	5.25%		9,499,183	9,429,133	9,427,938	20.7
Snak Club, LLC	07/19/21	6.50%		4,561,971	4,561,971	4,493,542	9.9
Business Services
Altamira Technologies, LLC	07/24/25	7.00%		4,856,155	4,795,251	4,686,189	10.3
Challenger Performance Optimization, Inc.	08/31/23	7.00%		9,663,392	9,595,826	8,986,954	19.7
Output Services Group, Inc.	03/27/24	5.50%		7,803,419	7,825,029	7,101,111	15.6
Schlesinger Global, Inc.	07/14/25	7.00%		11,904,617	11,904,617	11,041,532	24.2
Teneo Holdings LLC	07/18/25	6.25%		4,950,000	4,783,595	4,764,375	10.4
Capital Equipment
LAV Gear Holdings, Inc.	10/31/24	8.50%		9,975,861	9,902,990	9,188,766	20.1
Mission Critical Electronics, Inc.	09/28/22	6.00%		5,949,731	5,927,114	5,877,737	12.9
UBEO, LLC	04/03/24	5.50%		21,930,702	21,762,065	20,614,860	45.2
Chemicals, Plastics and Rubber
Douglas Products and Packaging Company LLC	10/19/22	6.75%		8,836,683	8,756,358	8,704,133	19.1
Douglas Sewer Intermediate, LLC	10/19/22	6.75%		7,403,183	7,370,405	7,292,135	16.0
K2 Pure Solutions NoCal, L.P.	12/20/23	8.00%		19,650,000	19,436,214	19,217,700	42.1
Plant Health Intermediate, Inc.	10/19/22	6.75%		1,594,030	1,579,915	1,570,120	3.4
Construction and Building
STV Group Incorporated	12/11/26	5.40%		7,762,222	7,692,023	7,684,600	16.8
Consumer Goods: Durable
DRS Holdings III, Inc.	11/03/25	6.75%		8,022,149	7,950,609	7,875,344	17.3
GSM Holdings, Inc.	06/03/24	5.50%		19,470,523	19,354,235	19,275,817	42.3
PlayPower, Inc.	05/08/26	5.72%		4,025,520	3,990,707	3,824,244	8.4
Consumer Goods: Non-Durable
Manna Pro Products, LLC	12/08/23	7.00%		4,313,910	4,273,019	4,197,866	9.2
New Milani Group LLC	06/06/24	6.50%		14,662,500	14,568,019	13,379,531	29.3
TPC Canada Parent, Inc. and TPC US Parent, LLC	11/24/25	6.25%		8,924,066	8,837,614	8,656,344	19.0
Diversified Consumer Services
Integrative Nutrition, LLC	09/29/23	5.75%		8,587,606	8,587,606	8,458,792	18.5
TVC Enterprises, LLC	01/18/24	6.50%		9,747,335	9,747,335	9,674,230	21.2
TWS Acquisition Corporation	06/16/25	7.25%		6,910,465	6,797,117	6,772,256	14.8
Healthcare and Pharmaceuticals
Smile Brands Inc.	10/14/24	4.93%		11,175,938	11,090,654	10,840,659	23.8
Solutionreach, Inc.	01/17/24	6.75%		6,214,305	6,149,172	6,145,948	13.5
Urology Management Associates, LLC	08/30/24	6.00%		11,463,443	11,311,325	11,119,540	24.4
High Tech Industries
By Light Professional IT Services, LLC	05/16/22	7.25%		10,901,843	10,774,172	10,792,825	23.7
GCOM Software LLC	11/14/22	7.75%		16,646,228	16,562,972	16,646,228	36.5
Media: Advertising, Printing & Publishing
MeritDirect, LLC	05/23/24	6.50%		4,812,500	4,771,073	4,583,906	10.0
Media: Broadcasting and Subscription
The Infosoft Group, LLC	09/16/24	6.75%		8,602,807	8,584,634	8,602,807	18.9
Media: Diversified and Production
Marketplace Events LLC (3,4)	01/27/23	0.00% (5)	CAD	5,730,254	4,449,786	3,623,691	7.9
Retail
LSF9 Atlantis Holdings, LLC	05/01/23	7.00%		6,843,750	6,872,048	6,631,320	14.5
Telecommunications
TeleGuam Holdings, LLC	11/20/25	5.50%		8,309,797	8,272,104	8,060,503	17.7
Transportation: Consumer
American Auto Auction Group, LLC	01/02/24	6.00%		7,670,399	7,596,860	7,440,287	16.3
Wholesale
Impact Group, LLC	06/27/23	8.37%		9,290,185	9,216,206	9,336,636	20.5
PH Beauty Holdings III, Inc.	09/29/25	5.19%		9,792,594	9,717,936	9,156,076	20.1
Sargent & Greenleaf Inc.	12/20/24	7.00%		4,925,000	4,860,858	4,836,350	10.6
Walker Edison Furniture Company LLC	09/26/24	7.25%		10,594,047	10,440,520	10,594,047	23.2
Total First Lien Secured Debt					392,309,961	382,299,150	838.2

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2020
Maturity	Current Coupon (1)	Par	Cost	Fair Value	Fair Value as a Percentage of Members’ Equity (2)

Second Lien Secured Debt - 19.5%
Beverage, Food and Tobacco
Country Fresh Holdings, LLC (All PIK)	04/29/24	9.5% (PIK 9.50%)	964,045	$964,045	$889,814	2.0	~~%~~
Business Services
DBI Holding, LLC - Term Loan C (All PIK)	03/26/21	9.0% (PIK 9.0%)	15,946	15,946	15,946	0.0
DBI Holding, LLC - Term Loan B (All PIK)	02/02/26	9.0% (PIK 9.0%)	7,977,513	7,977,513	7,977,513	17.5
Total Second Lien Secured Debt				8,957,504	8,883,272	19.5
Preferred Equity - 4.0%
Business Services
DBI Holding, LLC - Series A-1		13.00%	5,034	5,034,310	1,803,668	4.0
Total Preferred Equity				5,034,310	1,803,668	4.0
Common Equity - 0.0%
Beverage, Food and Tobacco
Country Fresh Holding Company Inc.			1,317	1,713,106	-	0.0
Business Services
DBI Holding, LLC - Series B			1,065,021	236,521	-	0.0
Total Common Equity				1,949,627	-	0.0
Total Investments - 861.6%				408,251,402	392,986,090	861.6
Cash and Cash Equivalents—24.4%				11,115,373	11,121,479	24.4
Total Investments and Cash Equivalents—886.0%				$419,366,775	$404,107,569	886.0
Liabilities in Excess of Other Assets—(786.0)%					(358,495,484)	(786.0)
Members’ Equity—100.0%					$45,612,085	100.0%

(1) Represents floating rate instruments that accrue interest at a predetermined spread relative to an index, typically the applicable LIBOR, or “L” or Prime rate or “P”. The spread may change based on the type of rate used. The terms in the Schedule of Investments disclose the actual interest rate in effect as of the reporting period. LIBOR loans are typically indexed to a 30-day, 60-day, 90-day or 180-day LIBOR rate (1M L, 2M L, 3M L, or 6M L, respectively), at the borrower’s option. All securities are subject to a LIBOR or Prime rate floor where a spread is provided, unless noted. The spread provided includes PIK interest and other fee rates, if any.

(2) Valued based on PSSL’s accounting policy.
(3) Non-U.S. company or principal place of business outside the United States.
(4) Par amount is denominated in Australian Dollars (A$) or in Canadian Dollars (C$) as denoted.
(5) Non-income producing security.

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SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2019
Maturity	Current Coupon	Par (1)	Cost	Fair Value	Fair Value as a Percentage of Members’ Equity (2)

First Lien Secured Debt - 830.5%
Aerospace and Defense
Cadence Aerospace, LLC	11/14/2023	8.54%		11,735,208	$11,644,440	$11,680,054	20.5%
Centauri Group Holdings, LLC	02/12/2024	7.36%		10,422,726	10,413,416	10,396,669	18.2
IMIA Holdings, Inc.	10/28/2024	6.60%		12,406,250	12,351,255	12,344,219	21.6
Whitney, Bradley & Brown, Inc.	10/18/2022	9.55%		5,466,024	5,389,938	5,466,024	9.6
Banking, Finance, Insurance and Real Estate
Findex Group Limited (3,4)	05/31/2024	6.26%	A$	10,000,000	7,376,173	6,542,165	11.5
Beverage, Food and Tobacco
Cardenas Markets LLC	11/29/2023	7.79%		7,348,866	7,311,507	7,128,400	12.5
Country Fresh Holdings, LLC - First Out	05/01/2023	7.10%		182,403	179,170	182,403	0.3
Country Fresh Holdings, LLC - Funded Revolver	05/01/2023	7.10%		126,031	126,031	126,031	0.2
Country Fresh Holdings, LLC - Unfunded Revolver (5)	05/01/2023			324,080	—	—	0.0
Good Source Solutions, Inc.	06/29/2023	6.37%		14,357,813	14,241,579	14,135,267	24.8
Olde Thompson, LLC	05/14/2024	6.54%		11,876,667	11,757,900	11,876,667	20.8
Pestell Minerals and Ingredients Inc.	06/01/2023	7.57%		9,925,000	9,840,202	9,825,750	17.2
Pestell Minerals and Ingredients Inc. (3,4)	06/01/2023	7.23%	C$	3,242,655	2,412,626	2,424,644	4.2
Snak Club, LLC	07/19/2021	8.10%		4,687,495	4,687,495	4,359,370	7.6
Beverages
Good2Grow LLC	11/18/2024	6.35%		11,752,655	11,649,126	11,576,366	20.3
Business Services
Challenger Performance Optimization, Inc.	08/31/2023	7.87%		10,127,447	10,040,432	9,874,261	17.3
Output Services Group, Inc.	03/27/2024	6.54%		7,883,419	7,909,754	6,779,740	11.9
TVC Enterprises, LLC	01/18/2024	7.55%		9,974,874	9,974,874	9,974,874	17.5
Capital Equipment
LAV Gear Holdings, Inc.	10/31/2024	7.60%		9,925,000	9,837,686	9,916,068	17.4
Mission Critical Electronics, Inc.	09/28/2022	7.10%		6,009,982	5,977,867	6,009,982	10.5
Sonny's Enterprises, LLC	12/01/2022	6.35%		15,224,842	15,227,900	15,224,842	26.7
UBEO, LLC	04/03/2024	6.78%		22,248,673	22,045,879	22,026,186	38.6
Chemicals, Plastics and Rubber
Douglas Products and Packaging Company LLC	10/19/2022	7.85%		12,312,500	12,157,345	12,189,375	21.3
Douglas Sewer Intermediate, LLC	10/19/2022	7.85%		8,166,594	8,116,022	8,084,928	14.2
K2 Pure Solutions NoCal, L.P.	12/20/2023	7.30%		19,850,000	19,586,294	19,609,815	34.3
Plant Health Intermediate, Inc.	10/19/2022	8.00%		1,758,406	1,736,386	1,740,822	3.0
Consumer Goods: Durable
GSM Holdings, Inc.	06/03/2024	6.60%		19,669,098	19,524,460	19,472,406	34.1
Consumer Goods: Non-Durable
Deva Holdings, Inc.	10/31/2023	7.54%		19,748,744	19,748,744	19,748,744	34.6
Manna Pro Products, LLC	12/08/2023	8.05%		6,877,500	6,797,207	6,688,369	11.7
New Milani Group LLC	06/06/2024	6.35%		14,812,500	14,691,710	14,664,375	25.7
Diversified Consumer Services
Integrative Nutrition, LLC	09/29/2023	6.85%		9,974,874	9,974,874	9,974,874	17.5
TWS Acquisition Corporation	06/16/2025	8.28%		7,075,000	6,937,888	6,933,500	12.1
Teneo Holdings LLC	07/18/2025	7.29%		5,000,000	4,804,110	4,762,500	8.3
Healthcare and Pharmaceuticals
Long's Drugs Incorporated	08/19/2022	7.10%		17,820,000	17,688,160	17,641,800	30.9
Smile Brands Inc.	10/14/2024	6.66%		11,289,688	11,189,470	11,176,791	19.6
Urology Management Associates, LLC	08/30/2024	7.04%		11,572,122	11,388,612	11,572,122	20.3

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2019
Maturity	Current Coupon	Par (1)	Cost	Fair Value	Fair Value as a Percentage of Members’ Equity (2)

High Tech Industries
Altamira Technologies, LLC	07/24/2025	8.28%		5,000,000	$4,927,149	$5,000,000	8.8%
By Light Professional IT Services, LLC	05/16/2022	8.52%		13,772,261	13,531,751	13,772,261	24.1
GCOM Software LLC	11/14/2022	8.37%		17,384,864	17,263,748	17,384,864	30.4
Leap Legal Software Pty Ltd (3,4)	09/12/2022	6.80%	A$	14,755,747	10,483,859	9,952,014	17.4
Leisure Products
PlayPower, Inc.	05/08/2026	7.60%		4,189,500	4,148,451	4,184,263	7.3
Media: Broadcasting and Subscription
The Infosoft Group, LLC	09/16/2024	7.43%		8,823,392	8,790,069	8,735,157	15.3
Media: Diversified and Production
Marketplace Events LLC (3,4)	01/27/2023	7.20%	C$	5,760,254	4,461,926	4,350,645	7.6
Retail
LSF9 Atlantis Holdings, LLC	05/01/2023	8.04%		7,078,125	7,118,977	6,575,083	11.5
Transportation: Consumer
American Auto Auction Group, LLC	01/02/2024	6.85%		7,749,274	7,674,216	7,671,781	13.4
Wholesale
Impact Group, LLC	06/27/2023	8.60%		9,390,185	9,296,753	9,296,283	16.3
Infrastructure Supply Operations Pty Ltd.(3,4)	12/12/2023	5.80%	A$	15,000,000	10,973,919	9,717,138	17.0
PH Beauty Holdings III, Inc.	09/29/2025	7.04%		9,892,519	9,804,058	9,397,893	16.5
Walker Edison Furniture Company LLC	09/26/2024	8.83%		16,001,734	15,724,459	16,121,748	28.2
Total First Lien Secured Debt					478,935,870	474,289,533	830.5
Second Lien Secured Debt - 14.8%
Beverage, Food and Tobacco
Country Fresh Holdings, LLC	04/29/2024	10.60% (PIK 10.60%)		870,886	870,886	870,886	1.5
Business Services
DBI Holding, LLC - Term Loan C	03/26/2021	8.00% (PIK 8.00%)		15,206	15,206	15,206	0.0
DBI Holding, LLC - Term Loan B	02/02/2026	8.00% (PIK 8.00%)		7,607,291	7,607,291	7,569,254	13.3
Total Second Lien Secured Debt					8,493,383	8,455,346	14.8
Preferred Equity - 8.2%
Business Services
DBI Holding, LLC - Series A-1		13.00% (PIK 13.00%)		5,034	5,034,310	4,680,039	8.2
Total Preferred Equity					5,034,310	4,680,039	8.2
Common Equity - 2.0%
Beverage, Food and Tobacco
Country Fresh Holding Company Inc.				1,317	1,713,106	1,124,929	2.0
Business Services
DBI Holding, LLC - Series B				1,065,021	236,521	0	0.0
Total Common Equity					1,949,627	1,124,929	2.0
Total Investments - 855.5%					494,413,190	488,549,847	855.5
Cash and Cash Equivalents—26.8%					15,322,531	15,294,881	26.8
Total Investments and Cash Equivalents—882.3%					$509,735,721	503,844,728	882.3
Liabilities in Excess of Other Assets—(782.3)%						(446,736,922)	(782.3)
Members’ Equity—100.0%						$57,107,806	100.0%

(1) Represents floating rate instruments that accrue interest at a predetermined spread relative to an index, typically the applicable LIBOR or “L” or Prime rate or “P”. The spread may change based on the type of rate used. The terms in the Schedule of Investments disclose the actual interest rate in effect as of the reporting period. LIBOR loans are typically indexed to a 30-day, 60-day, 90-day or 180-day LIBOR rate (1M L, 2M L, 3M L, or 6M L, respectively), at the borrower’s option. All securities are subject to a LIBOR or Prime rate floor where a spread is provided, unless noted. The spread provided includes PIK interest and other fee rates, if any.

(2) Valued based on PSSL’s accounting policy.
(3) Non-U.S. company or principal place of business outside the United States.
(4) Par amount is denominated in Australian Dollars (A$) or in Canadian Dollars (C$) as denoted.

(5) Represents the purchase of a security with a delayed settlement or a revolving line of credit that is currently an unfunded investment. This security does not earn a basis point spread above an index while it is unfunded.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

1.	ORGANIZATION

PennantPark Senior Secured Loan Fund I LLC, or PSSL, is organized as a Delaware limited liability company and commenced operations in May 2017. In this report, except where the context suggests otherwise, the terms “Company,” “we,” “our,” or “us” refer to PSSL and its subsidiary. PSSL is a joint venture between PennantPark Floating Rate Capital Ltd., or PFLT, and a subsidiary of Kemper Corporation (NYSE: KMPR), Trinity Universal Insurance Company, or Kemper.

Our investment objectives are to generate current income and capital appreciation while seeking to preserve capital. We seek to achieve our investment objective by investing primarily in loans bearing a variable-rate of interest, or Floating Rate Loans, and other investments made to U.S. middle-market companies whose debt is rated below investment grade. Floating Rate Loans pay interest at variable rates, which are determined periodically, on the basis of a floating base lending rate such as London Interbank Offered Rate, or LIBOR, with or without a floor, plus a fixed spread.

PFLT and Kemper, as members of PSSL, or the Members, provide capital to PSSL in the form of notes and equity interests. As of September 30, 2020 and 2019, PFLT and Kemper owned 87.5% and 12.5%, respectively, of each of the outstanding notes and equity interests. The administrative agent of the Company is PennantPark Investment Administration, LLC, or the Administrative Agent. The Bank of New York Mellon Corporation, or the Sub-Administrator, provides certain services to the Administrative Agent with respect to certain accounting matters and has the responsibility for the official books and records.

PFLT and Kemper each appointed two members to PSSL’s four-person board of directors and investment committee. All material decisions with respect to PSSL, including those involving its investment portfolio, require unanimous approval of a quorum of the board of directors or investment committee. Quorum is defined as (i) the presence of two members of the board of directors or investment committee; provided that at least one individual is present that was elected, designated or appointed by each of the members; (ii) the presence of three members of the board of directors or investment committee, provided that the individual that was elected, designated or appointed by the Member with only one individual present shall be entitled to cast two votes on each matter; and (iii) the presence of four Members of the board of directors or investment committee shall constitute a quorum, provided that two individuals are present that were elected, designated or appointed by each of the Members.

In May of 2017, PSSL entered into a multi-currency senior secured revolving credit facility, or the Credit Facility, with Capital One, N.A. through its wholly-owned subsidiary PennantPark Senior Secured Loan Facility LLC, or PSSL Subsidiary. The $325 million Credit Facility has a maturity date of May 2, 2023 and is priced at 2.25% over LIBOR.

2. SIGNIFICANT ACCOUNTING POLICIES

PSSL is considered an investment company under U.S. generally accepted accounting principles, or GAAP, and follows the accounting and reporting guidance applicable to investment companies in the Financial Accounting Standards Board Accounting Standards Codification Topic 946. References to the Accounting Standards Codification, as amended, or ASC, serve as a source of accounting literature. Subsequent events are evaluated and recognized or disclosed as appropriate for events occurring through the date the consolidated financial statements are available to be issued. The preparation of our consolidated financial statements in conformity with GAAP requires the Members to make estimates and assumptions that affect the reported amount of our assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reported periods. In the opinion of the Members, all adjustments, which are of a normal recurring nature, considered necessary for the fair presentation of financial statements have been included. Actual results could differ from these estimates due to changes in the economic and regulatory environment, financial markets and any other parameters used in determining such estimates and assumptions. We have eliminated all intercompany balances and transactions.

Our significant accounting policies consistently applied are as follows:

(a) Investment Valuations

We expect that there may not be readily available market values for many of our investments, which are or will be in our portfolio, and we value such investments at fair value as determined in good faith by or under the direction of our board of directors using a documented valuation policy, described herein, and a consistently applied valuation process. With respect to investments for which there is no readily available market value, the factors that the board of directors may consider in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we consider the pricing indicated by the external event in determining our valuation. Due to the inherent uncertainty of

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020 (Continued)

determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and the difference may be material. See Note 4.

Our portfolio generally consists of illiquid securities, including debt investments. With respect to investments for which market quotations are not readily available, or for which market quotations are deemed not reflective of the fair value, our board of directors undertakes a multi-step valuation process each quarter, as described below:

(1)

Our quarterly valuation process begins with each portfolio company or investment being initially valued by the investment professionals of PennantPark Investment Advisers, LLC, the investment adviser to PFLT, responsible for the portfolio investment;

(2)	Preliminary valuation conclusions are then documented and discussed with the management of PennantPark Investment Advisers, LLC;

(3)

Our board of directors also engages independent valuation firms to conduct independent appraisals of our investments for which market quotations are not readily available or are readily available but deemed not reflective of the fair value of the investment. The independent valuation firms review PennantPark Investment Advisers, LLC’s preliminary valuations in light of their own independent assessment and also in light of any market quotations obtained from an independent pricing service, broker, dealer or market maker;

(4)

Our board of directors reviews the preliminary valuations of PennantPark Investment Advisers, LLC and those of the independent valuation firms on a quarterly basis, periodically assesses the valuation methodologies of the independent valuation firms, and responds to and supplements the valuation recommendations of the independent valuation firms to reflect any comments; and

(5)

Our board of directors assesses these valuations and determines the fair value of each investment in our portfolio in good faith, based on the input of PennantPark Investment Advisers, LLC and the respective independent valuation firms.

Our board of directors generally uses market quotations to assess the value of our investments for which market quotations are readily available. We obtain these market values from independent pricing services or at bid prices obtained from at least two brokers or dealers, if available, or otherwise from a principal market maker or a primary market dealer. PennantPark Investment Advisers, LLC assesses the source and reliability of bids from brokers or dealers. If the board of directors has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

(b) Security Transactions, Revenue Recognition, and Realized/Unrealized Gains or Losses

Security transactions are recorded on a trade-date basis. We measure realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, using the specific identification method, without regard to unrealized appreciation or depreciation previously recognized, but considering prepayment penalties. Net change in unrealized appreciation or depreciation reflects the change in the fair values of our portfolio investments and foreign currency translations on our Credit Facility during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

We record interest income on an accrual basis to the extent that we expect to collect such amounts. For loans and debt investments with contractual payment-in-kind, or PIK, interest, which represents interest accrued and added to the loan balance that generally becomes due at maturity, we will generally not accrue PIK interest when the portfolio company valuation indicates that such PIK interest is not collectable. We do not accrue as a receivable interest on loans and debt investments if we have reason to doubt our ability to collect such interest. Loan origination fees, original issue discount, or OID, market discount or premium and deferred financing costs on liabilities, which we do not fair value, are capitalized and then accreted or amortized using the effective interest method as interest income or, in the case of deferred financing costs, as interest expense. Dividend income, if any, is recognized on an accrual basis on the ex-dividend date to the extent that we expect to collect such amounts. From time to time, the Company receives certain fees from portfolio companies, which are non-recurring in nature. Such fees include loan prepayment penalties, structuring fees and amendment fees, and are recorded as other investment income when earned.

Loans are placed on non-accrual status when principal or interest payments are past due 30 days or more and/or if there is reasonable doubt that principal or interest will be collected. Accrued interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020 (Continued)

the Members’ judgment. Non-accrual loans are restored to accrual status when past due principal and interest is paid and, in the Members’ judgment, are likely to remain current. There were no loans on non-accrual status as of September 30, 2020 and 2019

(c) Income Taxes

PSSL is classified as a partnership for U.S. federal income tax purposes and is not subject to U.S. federal income tax. Accordingly, no provisions for U.S. income taxes have been made. The Members are responsible for reporting their share of the PSSL’s income or loss on their U.S. income tax returns.

In accordance with FASB ASC Topic 740, the board of directors is required to determine whether a tax position of the partnership is more likely than not, based on the technical merits of the position, to be sustained upon examination including resolution of any related appeals or litigation processes. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in the partnership recording a tax liability that would reduce members’ capital.

As of and for the years ended September 30, 2020 and 2019 there were no material uncertain income tax positions.

(d) Foreign Currency Translation

Our books and records are maintained in U.S. dollars. Any foreign currency amounts are translated into U.S. dollars on the following basis:

1.	Fair value of investment securities, other assets and liabilities – at the exchange rates prevailing at the end of the applicable period; and

2.	Purchases and sales of investment securities, income and expenses – at the exchange rates prevailing on the respective dates of such transactions.

Although net assets and fair values are presented based on the applicable foreign exchange rates described above, we do not isolate that portion of the results of operations due to changes in foreign exchange rates on investments, other assets and debt from the fluctuations arising from changes in fair values of investments held. Such fluctuations are included with the net realized and unrealized gain or loss from investments and liabilities.

Foreign security and currency translations may involve certain considerations and risks not typically associated with investing in U.S. companies and U.S. government securities. These risks include, but are not limited to, currency fluctuations and revaluations and future adverse political, social and economic developments, which could cause investments in foreign markets to be less liquid and prices to be more volatile than those of comparable U.S. companies or U.S. government securities.

(e) Consolidation

As explained by ASC 946-810-45, PSSL will generally not consolidate its investment in a company other than an investment company subsidiary or a controlled operating company whose business consists of providing services to us.

(f) Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, which changed the fair value measurement disclosure requirements of ASC 820. The key provisions include new, eliminated and modified disclosure requirements. The new guidance is effective for fiscal years beginning after December 15, 2019, including interim periods therein. Early application is permitted. The Company has adopted this new accounting standard update and the impact of the adoption is not expected to be material.

3. AGREEMENTS AND RELATED PARTY TRANSACTIONS

For the years ended September 30, 2020 and 2019, PSSL purchased $86.7 million and $89.6 million, respectively, in investments from PFLT. Additionally, for each of the years ended September 30, 2020 and 2019, PSSL incurred $1.2 million in administrative services to the Administrative Agent. The Administrative Agent provides administration services to PSSL. PSSL incurred $13.5 million and $14.2 million, in interest expense related to the notes outstanding with both PFLT and Kemper for the years ended September 30, 2020 and 2019, respectively.

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020 (Continued)

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value, as defined under ASC 820, is the price that we would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment or liability. ASC 820 emphasizes that valuation techniques maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing an asset or liability based on market data obtained from sources independent of us. Unobservable inputs reflect the assumptions market participants would use in pricing an asset or liability based on the best information available to us on the reporting period date.

ASC 820 classifies the inputs used to measure these fair values into the following hierarchies:

Level 1:	Inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2:

Inputs that are quoted prices for similar assets or liabilities in active markets, or that are quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term, if applicable, of the financial instrument.

Level 3:	Inputs that are unobservable for an asset or liability because they are based on our own assumptions about how market participants would price the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Generally, most of our investments are classified as Level 3. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and those differences may be material.

The inputs into the determination of fair value may require significant management judgment or estimation. Even if observable market data is available, such information may be the result of consensus pricing information, disorderly transactions or broker quotes which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimer would result in classification as Level 3 information, assuming no additional corroborating evidence were available. Corroborating evidence that would result in classifying these non-binding broker/dealer bids as a Level 2 asset includes observable market-based transactions for the same or similar assets or other relevant observable market-based inputs that may be used in pricing an asset.

Our investments are generally structured as debt in the form of first lien secured debt, but may also include second lien secured debt, subordinated debt and equity investments. The transaction price, excluding transaction costs, is typically the best estimate of fair value at inception. Ongoing reviews by the Members and independent valuation firms are based on an assessment of each underlying investment, incorporating valuations that consider the evaluation of financing and sale transactions with third parties, expected cash flows and market-based information including comparable transactions, performance multiples and yields, among other factors. These non-public investments using unobservable inputs are included in Level 3 of the fair value hierarchy.

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in our ability to observe valuation inputs may result in a reclassification for certain financial assets or liabilities.

In addition to using the above inputs in valuing cash equivalents and investments, we employ the valuation policy approved by our board of directors that is consistent with ASC 820. Consistent with our valuation policy, we evaluate the source of inputs, including any markets in which our investments are trading, in determining fair value. See Note 2.

As outlined in the table below, some of our Level 3 investments using a market approach valuation technique are valued using the average of the bids from brokers or dealers. The bids include a disclaimer, may not have corroborating evidence, may be the result of a disorderly transaction and may be the result of consensus pricing. The Members assess the source and reliability of bids from brokers or dealers. If the board of directors has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

The remainder of our portfolio is valued using a market comparable or an enterprise market value technique. With respect to investments for which there is no readily available market value, the factors that the board of directors may consider in pricing our

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020 (Continued)

investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the pricing indicated by the external event, excluding transaction costs, is used to corroborate the valuation. When using earnings multiples to value a portfolio company, the multiple used requires the use of judgment and estimates in determining how a market participant would price such an asset. These non-public investments using unobservable inputs are included in Level 3 of the fair value hierarchy. Generally, the sensitivity of unobservable inputs or combination of inputs such as industry comparable companies, market outlook, consistency, discount rates and reliability of earnings and prospects for growth, or lack thereof, affects the multiple used in pricing an investment. As a result, any change in any one of those factors may have a significant impact on the valuation of an investment. Generally, an increase in a market yield will result in a decrease in the valuation of a debt investment, while a decrease in a market yield will have the opposite effect. Generally, an increase in an EBITDA multiple will result in an increase in the valuation of an investment, while a decrease in an EBITDA will have the opposite effect.

Our Level 3 valuation techniques, unobservable inputs and ranges were categorized as follows for ASC 820 purposes:

Asset Category	Fair value at September 30, 2020	Valuation Technique	Unobservable Input	Range of Input (Weighted Average) (1)
First lien	$72,312,542	Market Comparable	Broker/Dealer bids or quotes	N/A
First lien	309,986,608	Market Comparable	Market Yield	5.5% – 16.9% (8.1%)
Second Lien	8,883,272	Market Comparable	Market Yield	9.5% (8.5%)
Equity	1,803,668	Enterprise Market Value	EBITDA Multiple	9.50%
Total Level 3 investments	$392,986,090

Asset Category	Fair value at September 30, 2019	Valuation Technique	Unobservable Input	Range of Input (Weighted Average) (1)
First lien	$134,655,876	Market Comparable	Broker/Dealer bids or quotes	N/A
First lien	339,633,657	Market Comparable	Market Yield	6.2% – 12.8% (7.5%)
Second Lien	8,455,346	Market Comparable	Market Yield	10.1% – 14.2% (10.1%)
Equity	5,804,968	Enterprise Market Value	EBITDA Multiple	10.90%
Total Level 3 investments	$488,549,847

(1)	The weighted averages disclosed in the table above were weighted by their relative fair value.

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020 (Continued)

Our investments, cash and cash equivalents were categorized as follows in the fair value hierarchy for ASC 820 purposes:

	Fair Value at September 30, 2020
Description	Fair Value	Level 1	Level 2	Level 3
First lien	$382,299,150	$—	$—	$382,299,150
Second Lien	8,883,272	—	—	8,883,272
Equity	1,803,668	—	—	1,803,668
Total investments	392,986,090	—	—	392,986,090
Cash and cash equivalents	11,121,479	11,121,479	—	—
Total investments, cash and cash equivalents	$404,107,569	$11,121,479	$—	$392,986,090

	Fair Value at September 30, 2019
Description	Fair Value	Level 1	Level 2	Level 3
First lien	$474,289,533	$—	$—	$474,289,533
Second Lien	8,455,346	—	—	8,455,346
Equity	5,804,968	—	—	5,804,968
Total investments	488,549,847	—	—	488,549,847
Cash and cash equivalents	15,294,881	15,294,881	—	—
Total investments, cash and cash equivalents	$503,844,728	$15,294,881	$—	$488,549,847

The tables below show a reconciliation of the beginning and ending balances for fair valued investments measured using significant unobservable inputs (Level 3):

	For the Year Ended September 30, 2020
Description	Debt Investments	Equity Investments	Total
Beginning Balance	$482,744,879	$5,804,968	$488,549,847
Net realized losses	(2,098,244)	—	(2,098,244)
Net unrealized depreciation	(5,400,669)	(4,001,300)	(9,401,969)
Purchases, net discount accretion and non-cash exchanges	88,524,399	—	88,524,399
Sales, repayments and non-cash exchanges	(172,587,943)	—	(172,587,943)
Transfers into and/or out of Level 3	—	—	—
Ending Balance	$391,182,422	$1,803,668	$392,986,090

	For the Year Ended September 30, 2019
Description	Debt Investments	Equity Investments	Total
Beginning Balance	$425,420,881	$—	$425,420,881
Net realized losses	(850,892)	—	(850,892)
Net unrealized depreciation	(4,769,047)	(1,178,969)	(5,948,016)
Purchases, net discount accretion and non-cash exchanges	222,874,229	6,983,937	229,858,166
Sales, repayments and non-cash exchanges	(159,930,292)	—	(159,930,292)
Transfers into and/or out of Level 3	—	—	—
Ending Balance	$482,744,879	$5,804,968	$488,549,847

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020 (Continued)

As of September 30, 2020, we had outstanding non-U.S. dollar borrowings on our Credit Facility. Net change in fair value from foreign currency translation on outstanding borrowings is listed below:

Foreign Currency		Amount Borrowed	Borrowing Cost	Current Value	Reset Date	Change in Fair Value
Australian Dollar	A	$9,700,000	7,314,285	6,952,475	November 30, 2020	$(361,810)
Canadian Dollar	C	$5,900,000	4,544,218	4,416,994	November 30, 2020	(127,223)
			$11,858,503	$11,369,469		$(489,033)

As of September 30, 2019, we had outstanding non-U.S. dollar borrowings on our Credit Facility. Net change in fair value from foreign currency translation on outstanding borrowings is listed below:

Foreign Currency		Amount Borrowed	Borrowing Cost	Current Value	Reset Date	Change in Fair Value
Australian Dollar	A	$39,700,000	$29,287,152	$26,775,665	November 30, 2019	$(2,511,487)
Canadian Dollar	C	$9,200,000	7,137,094	6,948,640	November 30, 2019	(188,454)
			$36,424,246	$33,724,305		$(2,699,941)

5. CASH AND CASH EQUIVALENTS

Cash equivalents represent cash in money market funds pending investment in longer-term portfolio holdings. Our portfolio may consist of temporary investments in U.S. Treasury Bills (of varying maturities), repurchase agreements, money market funds or repurchase agreement-like treasury securities. These temporary investments with original maturities of 90 days or less are deemed cash equivalents and are included in the Consolidated Schedule of Investments. U.S. Treasury Bills with maturities greater than 60 days from the time of purchase are valued consistent with our valuation policy. As of September 30, 2020 and 2019, cash and cash equivalents consisted of money market funds in the amounts of $11.1 million and $15.3 million at fair value, respectively.

6. MEMBERS’ EQUITY

PFLT and Kemper provide capital to PSSL in the form of first lien secured debt and equity interests. The first lien secured debt was previously subordinated debt that were modified during the year ended September 30, 2018 to eliminate the subordination provision. As of September 30, 2020 and 2019, PFLT and Kemper owned 87.5% and 12.5%, respectively, of each of the outstanding notes and equity interests.

As of September 30, 2020 and 2019, PFLT had commitments to fund notes to PSSL of $140.9 million and $128.6 million, respectively, of which $15.5 million and $6.4 million, respectively, were unfunded. As of the same dates, PFLT had commitments to fund equity interests to PSSL of $60.4 million and $55.1 million, respectively, of which $6.6 million and $2.8 million were unfunded, respectively.

As of September 30, 2020 and 2019, Kemper had commitments to fund notes to PSSL of $20.1 million and $18.4 million, respectively, of which $2.2 million and $0.9 million, respectively, were unfunded. As of the same dates, Kemper had commitments to fund equity interests to PSSL of $8.6 million and $7.9 million, respectively, of which $0.9 million and $0.4 million were unfunded, respectively.

7. RISKS AND UNCERTAINTIES

Investments in first lien secured loans of privately held companies

PSSL seeks investment opportunities that offer the possibility of attaining income generation, capital preservation and capital appreciation including investments in private companies. Certain events particular to each industry in which PSSL’s investments conduct their operations, as well as general economic and political conditions, may have a significant negative impact on the investee’s operations and profitability. Such events are beyond PSSL’s controls, and the likelihood that they may occur cannot be predicted. Furthermore, investments of PSSL are made in private companies and there are generally no public markets for these securities at the current time. The ability of PSSL to liquidate these investments and realize value is subject to significant limitations and uncertainties.

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020 (Continued)

PSSL may borrow funds in order to increase the amount of capital available for investment. The use of leverage can improve the return on invested capital, however, such use may also magnify the potential for loss on invested equity capital. If the value of PSSL’s assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had PSSL not leveraged. Similarly, any decrease in PSSL’s income would cause net income to decline more sharply than it would have had PSSL not borrowed. Borrowings will usually be from credit facilities and will typically be secured by PSSL’s securities and other assets. Under certain circumstances, such credit facilities may demand an increase in the collateral that secures PSSL’s obligations and if PSSL was unable to provide additional collateral, the credit facilities could liquidate assets held in the account to satisfy PSSL’s obligations. Liquidation in this manner could have adverse consequences. Additionally, the amount of PSSL’s borrowings and the interest rates on those borrowings, which will fluctuate, could have a significant effect on PSSL’s profitability.

Concentration of Credit Risk

PSSL primarily invests in first lien secured debt to middle-market companies. A majority of the investments held by PSSL are subject to restrictions on their resale or are otherwise illiquid. PSSL assumes the credit risk of the borrower. In the event that the borrower becomes insolvent or enters bankruptcy, PSSL may incur certain costs and delays in realizing payment, or may suffer a loss of principal and/or interest.

8. FINANCIAL HIGHLIGHTS

The Members are responsible for all investment making and business decisions, and therefore, there is no requirement to show financial highlights per ASC 946, which have been omitted accordingly.

9. CREDIT FACILITY

As of September 30, 2020, PSSL had a $325.0 million multi-currency Credit Facility with Capital One, N.A. as the lender and administrative agent. As of September 30, 2020 and 2019, we had $217.5 million and $311.4 million, respectively, in outstanding borrowings under the Credit Facility. The Credit Facility had a weighted average interest rate of 2.4% and 4.2%, excluding the undrawn commitment fees as of September 30, 2020 and 2019, respectively. The Credit Facility is a five-year revolving facility with a stated maturity date of May 2, 2023 and pricing set at 2.25% over LIBOR. The Credit Facility is secured by substantially all of the assets held by us. The carrying value of our Credit Facility approximates fair value. The Credit Facility contains customary financial and other covenants. As of September 30, 2020 we are in compliance with the covenants of our Credit Facility.

10. SUBSEQUENT EVENTS

Subsequent events are evaluated and disclosed as appropriate for events occurring through the date the consolidated financial statements were available to be issued, November 18, 2020.